                                                     Exhibit 99(i)-Press Release
Press Release

                                                        Joyce M. Joy
                                                        Vice President/Marketing


Vernon, CT - October 4, 1999

                ALLIANCE AND TOLLAND BANK ELECT JOSEPH CAPOSSELA
                              TO BOARD OF DIRECTORS

Joseph P. Capossela has been elected to the Board of Directors of Alliance Bancorp of New England, Inc., and Tolland Bank. Mr. Capossela is the Managing Partner in the Vernon law firm of Kahan, Kerensky & Capossela, LLP. Attorney Capossela practices extensively in real estate, zoning, wetlands and environmental matters.

President/CEO Joseph H. Rossi said, "Joe is a well-respected member of our business community and a civic-minded, longtime resident of this area. We are very pleased to have him on our team."

A graduate of the University of Connecticut Law School, he completed his undergraduate work at Providence College. Mr. Capossela is a member of the Tolland County, Connecticut and American Bar Associations. He has served as a member of the Executive Committee of the Planning and Zoning Section of the CBA for many years. In addition, Attorney Capossela is an associate member of the Connecticut Farm Bureau where he serves as Tolland County counsel, a member of the Panel of Arbitrators of the American Arbitration Association, and a member of the Connecticut Association of Zoning Enforcement Officials. He served for many years as Chairman of the local grievance panel for lawyers and continues to act as a member of the Tolland County Standing Committee on Recommendations for Admission to the Bar.

Attorney Capossela is a member and past president of the Rockville Exchange Club and a member of the Ellington Ridge Country Club Board of Governors, where he currently serves as Chairman of the Greens Committee. He is the former Chairman of the Ellington Water Pollution Control Authority and the former Vice Chairman of the Ellington Charter Revision Commission.

Tolland Bank, a subsidiary of Alliance Bancorp of New England, Inc. (AMEX:ANE), is a Connecticut-chartered savings bank serving Tolland County and the surrounding communities.